EXHIBIT 99.1

For Immediate Release

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC. REPORTS

SIGNIFICANTLY IMPROVED FY 2014 OPERATING RESULTS

NON-GAAP, ADJUSTED DILUTED E.P.S. INCREASE 21% TO $0.75, VERSUS $0.62 IN PREVIOUS FISCAL YEAR

DURANGO, Colorado (June 5, 2014) – Rocky Mountain Chocolate Factory, Inc. (Nasdaq Global Market: RMCF) (the “Company”) today reported its operating results for the quarter and fiscal year ended February 28, 2014 (FY 2014). The Company franchises and operates gourmet chocolate and confection stores and manufactures an extensive line of premium chocolates and other confectionery products. Its subsidiary, U-Swirl, Inc. (OTCQB: SWRL), franchises and operates self-serve frozen yogurt cafés. Rocky Mountain Chocolate Factory will host an investor conference call today at 4:15 p.m. Eastern Time to discuss its operating results and other topics of interest (see details below).

FY 2014 HIGHLIGHTS

●

On a non-GAAP basis, the Company’s adjusted diluted earnings per share (excluding income tax adjustments, impairment charges, equity compensation expense, the net fair value adjustment related to the convertible note between RMCF and SWRL and restructuring charges) increased 21 percent to $0.75 in FY 2014, compared with $0.62 in the previous fiscal year.

●

Net income attributable to RMCF shareholders increased 197% to $4,393,000, or $0.72 per basic and $0.68 per diluted share, in FY 2014, compared with net income attributable to RMCF shareholders of $1,478,000, or $0.24 per basic and diluted share, in the year ended February 28, 2013 (FY 2013). In the fourth quarter of FY 2014, the Company recorded net income attributable to RMCF shareholders of $1,487,000, or $0.24 per basic and $0.23 per diluted share, versus net income attributable to RMCF shareholders of $96,000, or $0.02 per basic and diluted share in the fourth quarter of FY 2013.

●

Non-GAAP earnings before interest, taxes, depreciation and amortization, equity compensation expense, impairment charges, and restructuring charges (“Adjusted EBITDA”) increased 13.7 percent to $7,709,000 in FY 2014, compared with $6,781,000 in FY 2013.

●

The Company’s majority-owned subsidiary, U-Swirl, Inc. (“U-Swirl”), reported a loss from operations of $807,000 in FY 2014, compared with a loss from operations of $788,000 in FY 2013 (a portion of which was consolidated in FY 2013 Company results). U-Swirl’s operating results were negatively impacted during FY 2014 by significant non-recurring expenses related to restructuring of its self-serve frozen yogurt operations, and the acquisition of four franchisors that franchise, license and/or operate self-serve frozen yogurt cafés.

●

The Company’s total revenue increased 7.9 percent to a record $39.2 million in FY 2014, compared with approximately $36.3 million in the previous fiscal year. System-wide, same-store sales at the Company’s domestic Rocky Mountain Chocolate Factory store locations increased 1.2 percent in FY 2014 compared to FY 2013. Same-store pounds of product purchased from the Company’s factory were approximately the same as prior-year levels.

●

Factory sales increased 2.3 percent in the fiscal year ended February 28, 2014, relative to the prior fiscal year, while factory adjusted gross margins narrowed slightly to 31.4 percent, from 31.8 percent a year earlier.

●	Retail sales rose 17.3 percent in FY 2014, when compared with FY 2013, while retail gross margin improved to 64.1 percent of retail sales, versus 60.8 percent in FY 2013

●

Royalty and marketing fees during FY 2014 increased 20.3 percent compared to FY 2013, primarily due to the January 2013 acquisition of a majority ownership position in the U-Swirl franchise system and U-Swirl’s subsequent acquisitions of self-serve frozen yogurt franchising companies.

●	Operating income improved 106 percent to $5,236,000 in FY 2014, compared with operating income of $2,540,000 in FY 2013.

●

The Company’s franchisees and licensees opened 3 domestic Rocky Mountain Chocolate Factory stores, 6 international licensed stores, and 12 co-branded Cold Stone Creamery stores during FY 2014. U-Swirl expanded its network of self-serve frozen yogurt stores with the acquisition of 205 franchised and/or licensed cafés operating under the brands CherryBerry, Yogli Mogli, Josie’s, and Fuzzy Peach, along with the opening of 13 franchised cafés in FY 2014.

●

During the fourth quarter of FY 2014, the Company and Wells Fargo Bank finalized a $7.0 million bank credit facility agreement for the purpose of loaning money to U-Swirl to fund acquisitions of other frozen yogurt businesses by U-Swirl.

●

During the fourth quarter of FY 2014, U-Swirl completed the acquisition of three self-serve frozen yogurt chains. On a combined basis, the acquisitions increased the number of frozen yogurt cafés operated by U-Swirl, its franchisees and licensees, by over 330% and positioned U-Swirl as the fourth-largest franchisor and operator of self-serve cafés in the frozen yogurt industry.

●	Subsequent to the end of FY 2014, the Company announced that it will pay its 44th consecutive quarterly cash dividend on June 13, 2014, in the amount of $0.11 per share.

MANAGEMENT COMMENTS

“We are pleased to report a 25 percent increase in Non-GAAP, adjusted net income attributable to our shareholders during fiscal 2014 and an improvement in Non-GAAP, adjusted diluted earnings per share to $0.75, compared with $0.62 in the previous fiscal year,” stated Bryan Merryman, Chief Operating Officer and Chief Financial Officer of Rocky Mountain Chocolate Factory, Inc. “This was accomplished through increases in Non-GAAP, adjusted profitability in the core Rocky Mountain Chocolate Factory business and at our subsidiary, U-Swirl, Inc.”

“Same-store sales at our domestic Rocky Mountain Chocolate Factory store locations improved 1.2 percent in fiscal 2014, despite weather-related disruptions of store traffic in the fourth quarter due to severe winter storms in many of our markets,” continued Merryman. “Nonetheless, our fourth quarter adjusted net income (a non-GAAP measure) increased 73 percent relative to the fourth quarter of the previous fiscal year. On an adjusted diluted per-share basis, we earned $0.27 in the final three months of fiscal 2014, compared with $0.16 per diluted share in the fourth quarter of fiscal 2013.”

“The 7.9 percent increase in our total revenue during fiscal 2014 was comprised of a 2.3 percent increase in factory sales, a 17.3 percent rise in retail sales, a 20.3 percent increase in royalty and marketing fees and a 53.6 percent increase in franchise fees. Growth in factory sales was primarily driven by our international expansion program, an increase in sales to co-branded stores and increased sales to customers outside our network of franchised retail stores. Increases in retail sales, royalty and marketing fees, and franchise fees were primarily the result of our acquisition of U-Swirl and the expansion of U-Swirl’s franchise system through acquisitions and new store openings.”

“Our international expansion continued during FY 2014. With Rocky Mountain Chocolate Factory licensees in Canada, Japan, South Korea, the United Arab Emirates and Saudi Arabia, and U-Swirl licensees in Canada, Turkey and Pakistan, we expect the share of our total revenue derived from international sales to increase in coming years. This bodes well for royalties, franchise fees and factory product sales going forward. We are currently in discussions with potential licensees and/or have business development activities underway in an additional seven countries.”

“Our majority-owned subsidiary, U-Swirl, expanded its geographic “footprint’ dramatically with the acquisition of 210 self-serve frozen yogurt stores during fiscal 2014 and ended the fiscal year as the fourth-largest company in the $750 million frozen yogurt segment of the $6 billion away-from-home frozen desserts market. We believe U-Swirl has now achieved a “critical mass’ that should allow operating results in fiscal 2015 and future years to improve significantly. Our growth strategy for self-serve frozen yogurt is to maximize U-Swirl’s market share and market penetration through the acquisition of additional franchisors, while selectively acquiring complementary businesses that can provide economies of scale.”

“The growing strength of the Rocky Mountain Chocolate Factory brand, which we consider one of our greatest assets, was evident in last year’s successful licensing relationship with Kellogg Company,” noted Merryman. “After a successful test marketing program marked by an enthusiastic reception from consumers, Kellogg recently elected to roll out its Rocky Mountain Chocolate Factory Chocolatey Almond Cereal to the majority of its retail distribution channels. We have always believed that the strength of our national brand represents an asset that can be leveraged, through licensing agreements, into other product categories, and we are hopeful that our success in the cereal industry will lead to additional licensing opportunities going forward.”

“In summary, we were very pleased with our earnings recovery in fiscal 2014, and we are optimistic regarding the outlook for the current fiscal year. Our business model has been transformed in recent years through the launch of co-branding and international expansion initiatives and our entry into self-serve frozen yogurt at a time when the industry is ripe for consolidation. With over 32 years of experience in franchising, we believe Rocky Mountain Chocolate Factory is ideally positioned to take advantage of these consolidation opportunities. We believe the outlook for our Company is brighter than it has been in many years, and I look forward to reporting upon our further progress during the course of fiscal 2015.”

FY 2014 OPERATING RESULTS

For FY 2014, revenue increased 7.9 percent to approximately $39.2 million, compared with revenue of approximately $36.3 million in FY 2013. The revenue increase was attributable to higher factory sales, increased retail sales from Company-owned stores, an increase in royalty and marketing fees, and higher franchise fees.

System-wide, same-store sales at the Company’s domestic Rocky Mountain Chocolate Factory store locations increased 1.2 percent in FY 2014, when compared with FY 2013.

Total factory sales rose 2.3 percent to approximately $25.2 million in FY 2014, versus approximately $24.7 million in FY 2013, due primarily to an increase in sales to international licensed stores and an 8.9 percent increase in shipments of product to customers outside the Company’s network of franchised and licensed retail stores. These increases were partially offset by a 0.1 percent decrease in same-store pounds of factory product purchased by franchised and licensed retail stores and a 5.1 percent decrease in the average number of domestic Rocky Mountain Chocolate Factory stores in operation. Factory gross margin declined by 40 basis points to 31.4 percent of factory sales in FY 2014, compared with 31.8 percent in FY 2013. The decrease in factory gross margin was due primarily to increased costs of certain materials.

Retail sales increased 17.3 percent to approximately $6.4 million in FY 2014, from approximately $5.5 million in FY 2013, primarily due to an increase in units in operation resulting from the acquisition of a majority ownership in U-Swirl. Same-store sales at all Company-owned locations decreased 0.7 percent in FY 2014 relative to FY 2013. Retail gross margin improved to 64.1 percent of retail sales in FY 2014, from 60.8 percent of retail sales in FY 2013, due to an increase in U-Swirl stores in operation and associated higher margins.

Royalty and marketing fees increased 20.3 percent to approximately $7.1 million in FY 2014, compared with approximately $5.9 million in FY 2013, due to a 28.9 percent increase the number of domestic franchise stores in operation. This increase was primarily the result of royalty and marketing fees associated with the U-Swirl franchise system, partially offset by a decrease in the number of domestic Rocky Mountain Chocolate Factory franchised stores in operation. During FY 2014, domestic Rocky Mountain Chocolate Factory franchisees opened three new stores, versus seven new stores opened in FY 2013.

Franchise fees increased 53.6 percent to approximately $452,000 in FY 2014, versus approximately $294,000 in FY 2013, as a result of the license fees associated with the license agreements for the development and franchising of Rocky Mountain Chocolate Factory stores in South Korea and the Kingdom of Saudi Arabia.

Net income attributable to the Company’s shareholders improved 197 percent to $4,393,000, or $0.72 per basic and $0.68 per diluted share, in FY 2014, compared with net income attributable to RMCF shareholders of $1,478,000, or $0.24 per basic and diluted share, in FY 2013. The increase in net income was due primarily to a $2,012,000 asset impairment charge for Aspen Leaf Yogurt operations that was recognized in FY 2013. No such charge was recognized in FY 2014.

U-Swirl recorded a net loss totaling ($2,126,000) in FY 2014, compared with a net loss of ($787,000) in FY 2013.

Adjusted net income (a non-GAAP financial measure defined later in this release) for FY 2014 increased 25.0 percent to $4,797,000, or $0.75 per diluted share, compared with $3,839,000, or $0.62 per diluted share in FY 2013.

During FY 2014, domestic franchisees opened 3 new Rocky Mountain Chocolate Factory stores, while U-Swirl Frozen Yogurt franchisees opened 13 new stores and 14 new Cold Stone Creamery co-branded stores were opened. International licensees opened 6 new Rocky Mountain Chocolate Factory stores. Complete lists of stores are available on the Company’s websites at www.rmcf.com and www.u-swirl.com.

FOURTH QUARTER OPERATING RESULTS

For the three months ended February 28, 2014 (fourth quarter of FY 2014), revenue increased 7.5 percent to approximately $11.1 million, compared with revenue of approximately $10.3 million in the three months ended February 28, 2013 (fourth quarter of FY 2013). The revenue increase was attributable to increases in factory sales, retail sales from Company-owned stores, and royalty, marketing, and franchise fees.

Same-store sales at franchised Rocky Mountain Chocolate Factory retail outlets decreased 1.5 percent in the fourth quarter of FY 2014 when compared with the fourth quarter of FY 2013.

Total factory sales increased 4.9 percent to approximately $7.5 million in the fourth quarter of FY 2014, versus approximately $7.2 million in the fourth quarter of FY 2013, due to higher sales to international licensed stores, co-branded stores and increased shipments of product to customers outside the Company’s network of franchised and licensed retail stores. These increases were partially offset by a decrease in the average number of domestic Rocky Mountain Chocolate Factory stores in operation of 6.8 percent. Factory gross margin declined by 100 basis points to 29.9 percent of factory sales in the fourth quarter of FY 2014, compared with 30.9 percent in the prior year period, due primarily to higher costs for certain materials.

Retail sales increased 11.3 percent to approximately $1.5 million in the fourth quarter of FY 2014, from approximately $1.3 million in the prior-year period, primarily due to changes in units in operation resulting from the acquisition of a majority ownership in U-Swirl, Inc. Same-store sales at all Company-owned locations increased 2.5 percent in the fourth quarter of FY 2014 relative to the fourth quarter of FY 2013. Retail gross margin improved to 62.3 percent of retail sales in the fourth quarter of FY 2014, from 60.8 percent of retail sales in the fourth quarter of FY 2013, due to an increase in U-Swirl stores in operation and associated higher margins.

Royalty and marketing fees increased 14.8 percent to approximately $2.0 million in the fourth quarter of FY 2014, compared with approximately $1.7 million in the fourth quarter of FY 2013. The increase was due to a 48.5 percent expansion in the number of domestic franchise stores in operation, primarily as a result of royalty and marketing fees associated with the U-Swirl franchise system. Franchise fees increased to $61,000, compared with $46,000 in the corresponding period of the previous fiscal year.

Net income attributable to the Company’s shareholders increased over 15 times to $1,487,000, or $0.24 per basic and $0.23 per diluted share, in the fourth quarter of FY 2014, compared with net income attributable to RMCF shareholders of $96,000, or $0.02 per basic and diluted share, in the fourth quarter of FY 2013. Fourth quarter FY 2013 operating results included $34,000 in asset impairment charges, whereas no such impairment charges were recorded in the fourth quarter of FY 2014. Restructuring charges totaling $786,000 and $635,000 were recognized in the fourth quarters of FY 2014 and FY 2013, respectively.

Adjusted net income (a non-GAAP financial measure defined later in this release) for the fourth quarter of FY 2014 improved 73 percent to $1,731,000, or $0.27 per diluted share, compared with $999,000, or $0.16 per diluted share in the fourth quarter of FY 2013.

Non-GAAP Financial Measures

Adjusted EBITDA, a non-GAAP financial measure, is computed by adding depreciation and amortization, equity compensation expenses, impairment charges, restructuring charges and acquisition related costs to GAAP income from operations.

Adjusted net income, a non-GAAP financial measure, is computed by adding equity compensation expenses, impairment charges, restructuring charges and acquisition related costs to GAAP net income and deducting the net fair value adjustment related to the convertible note between RMCF and SWRL from GAAP net income. These figures are adjusted to reflect a federal and state statutory tax rate of 37 percent.

Cash Dividends

On March 14, 2014, the Company paid its 43rd consecutive quarterly cash dividend, in the amount of $0.11 per share, to shareholders of record at the close of business on February 28, 2014. The Company has announced that it will pay its 44th quarterly dividend on June 13, 2014, in the amount of $0.11 per share, to shareholders of record at the close of business on June 3, 2014.

Investor Conference Call

The Company will host an investor conference call today, June 5, 2014, at 4:15 p.m. Eastern Time, to discuss its operating results for the quarter and fiscal year ended February 28, 2014, along with other topics of interest. To participate in the conference call, please dial 1-877-374-8416 (international and local participants dial 412-317-6716) approximately five minutes prior to 4:15 p.m. EST on (day), June 5, 2014 and ask to be connected to the “Rocky Mountain Chocolate Factory Conference Call.”

A replay of the conference call will be available one hour after completion of the call until, June 12, 2014 at 5:00 pm EST by dialing 877-344-7529 (international and local participants dial 412-317-0088) and entering the conference I.D. # 10047449.

About Rocky Mountain Chocolate Factory, Inc.

Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchiser of gourmet chocolate, confection and self-serve frozen yogurt stores and a manufacturer of an extensive line of premium chocolates and other confectionery products. As of June 4, 2014 the Company, its subsidiary and its franchisees operated 646 Rocky Mountain Chocolate Factory and self-serve frozen yogurt stores in 42 states, Canada, Japan, South Korea, The United Arab Emirates, Pakistan, and Turkey. The Company’s common stock is listed on The Nasdaq Global Market under the symbol “RMCF.” The common stock of U-Swirl, Inc. trades on the OTCQB market under the symbol “SWRL.”

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve risks and uncertainties, and the Company undertakes no obligation to update any forward-looking information. Risks and uncertainties that could cause cash flows to decrease or actual results to differ materially include, without limitation, seasonality, consumer interest in the Company’s products, general economic conditions, consumer and retail trends, costs and availability of raw materials, competition, the success of the Company’s co-branding agreement with Cold Stone Creamery Brands, the success of international expansion efforts, including but not limited to new store openings, the success of U-Swirl, Inc. and other risks. Readers are referred to the Company’s periodic reports filed with the SEC, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. The information contained in this press release is a statement of the Company’s present intentions, beliefs or expectations and is based upon, among other things, the existing business environment, industry conditions, market conditions and prices, the economy in general and the Company’s assumptions. The Company may change its intentions, beliefs or expectations at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise. The cautionary statements contained or referred to in this press release should be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on its behalf may issue.

For Further Information, Contact Bryan J. Merryman COO/CFO (970) 375-5678

(Financial Highlights Follow)

STORE INFORMATION

	New stores opened during three months ended February 28, 2014	Stores open as of February 28, 2014
United States
Rocky Mountain Chocolate Factory
Franchise Stores	0	213
Company-Owned Stores	0	7
Cold Stone Creamery	7	65
International License Stores	0	69
U-Swirl, Inc.
Franchise Stores	1	268
Company-Owned Stores	0	13
International License Stores	0	4
Total	8	639

SELECTED BALANCE SHEET DATA

(in thousands)

	February 28, 2014	February 28, 2013
Current Assets	$16,992	$14,544
Total Assets	$37,466	$23,834
Current Liabilities	$7,958	$5,563
Stockholder's Equity	$22,165	$17,389

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except share and per share data)

	Three Months Ended February 28,		Three Months Ended February 28,
	2014	2013	2014	2013
Revenues
Factory sales	$7,515	$7,166	67.9%	69.6%
Royalty and marketing fees	2,007	1,749	18.1%	17.0%
Franchise fees	61	46	0.6%	0.4%
Retail sales	1,481	1,330	13.4%	12.9%
Total Revenues	11,064	10,291	100.0%	100.0%

Costs and expenses
Cost of sales	5,823	5,494	52.6%	53.4%
Franchise costs	554	521	5.0%	5.1%
Sales and marketing	630	621	5.7%	6.0%
General and administrative	1,378	1,457	12.5%	14.2%
Retail operating	715	804	6.5%	7.8%
Depreciation and amortization	357	243	3.2%	2.4%
Impairment of long-lived assets	-	34	0.0%	0.3%
Restructuring charges	786	635	7.1%	6.2%
Total Costs and Expenses	10,243	9,809	92.6%	95.3%

Income from operations	821	482	7.4%	4.7%

Other income (expense)
Interest expense	(49)	-	-0.4%	0.0%
Interest income	41	11	0.4%	0.1%
Investment gain	18	-
Other, net	10	11	0.1%	0.1%

Income before income taxes	831	493	7.5%	4.8%

Provision for income taxes	653	525	5.9%	5.1%

Consolidated Net income	178	(32)	1.6%	-0.3%

Less: Net (loss) income attributable to non-controlling interest	(1,309)	(128)	-11.8%	-1.2%

Net income attributable to RMCF	$1,487	$96	13.4%	0.9%

Basic Earnings Per Common Share	$0.24	$0.02

Diluted Earnings Per Common Share	$0.23	$0.02

Weighted Average Common Shares Outstanding	6,116,848	6,058,768

Dilutive Effect of Employee Stock Options	358,121	124,217

Weighted Average Common Shares Outstanding, Assuming Dilution	6,474,969	6,182,985

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except share and per share data)

	Year Ended February 28,		Year Ended February 28,
	2014	2013	2014	2013
Revenues
Factory sales	$25,219	$24,651	64.4%	67.9%
Royalty and marketing fees	7,071	5,877	18.0%	16.2%
Franchise fees	452	294	1.2%	0.8%
Retail sales	6,443	5,493	16.4%	15.1%
Total Revenues	39,185	36,315	100.0%	100.0%

Costs and expenses
Cost of sales	19,613	18,955	50.1%	52.2%
Franchise costs	2,063	2,080	5.3%	5.7%
Sales and marketing	2,154	1,939	5.5%	5.3%
General and administrative	5,003	3,847	12.8%	10.6%
Retail operating	3,303	3,372	8.4%	9.3%
Depreciation and amortization	1,027	935	2.6%	2.6%
Impairment of long-lived assets	-	2,012	0.0%	5.5%
Restructuring charges	786	635	2.0%	1.7%
Total Costs and Expenses	33,949	33,775	86.6%	93.0%

Income from operations	5,236	2,540	13.4%	7.0%

Other income (expense)
Interest expense	(49)	-	-0.1%	0.0%
Interest income	85	44	0.2%	0.1%
Investment gain	18	-
Other, net	54	44	0.1%	0.1%

Income before income taxes	5,290	2,584	13.5%	7.1%

Provision for income taxes	2,155	1,234	5.5%	3.4%

Consolidated Net income	3,135	1,350	8.0%	3.7%

Less: Net (loss) income attributable to non-controlling interest	(1,258)	(128)	-3.2%	-0.4%

Net income attributable to RMCF	$4,393	$1,478	11.2%	4.1%

Basic Earnings Per Common Share	$0.72	$0.24

Diluted Earnings Per Common Share	$0.68	$0.24

Weighted Average Common Shares Outstanding	6,100,032	6,078,575

Dilutive Effect of Employee Stock Options	336,879	140,426

Weighted Average Common Shares Outstanding, Assuming Dilution	6,436,911	6,219,001

GAAP RECONCILIATION

EBITDA EXCLUDING IMPAIRMENT CHARGES AND EQUITY COMPENSATION

(in thousands)

	Three Months Ended February 28,		Change
	2014	2013
GAAP: Income from Operations	$821	$482	-70.3%
Depreciation and Amortization	357	243
Equity Compensation Expense	172	221
Impairment and Restructuring	786	669
Non-GAAP, adjusted EBITDA	$2,136	$1,615	32.3%

GAAP RECONCILIATION

EBITDA EXCLUDING IMPAIRMENT CHARGES AND EQUITY COMPENSATION

(in thousands)

	Year Ended February 28,		Change
	2014	2013
GAAP: Income from Operations	$5,236	$2,540	106.1%
Depreciation and Amortization	1,027	935
Equity Compensation Expense	660	659
Impairment and Restructuring	786	2,647
Non-GAAP, adjusted EBITDA	$7,709	$6,781	13.7%

GAAP RECONCILIATION

ADJUSTED DILUTED EARNINGS PER SHARE

(in thousands, except share and per share data)

	Three Months Ended February 28,		Change
	2014	2013
GAAP: Net Income	$1,487	$96	1449.0%
Income tax adjustment to Statutory Rate of 37%	346	343
Equity Compensation Expense	108	139
Impairment and Restructuring	495	421
Net gain on derivative fair value	(705)	-
Non-GAAP, adjusted Net Income	$1,731	$999	73.3%

Non-GAAP, adjusted Diluted Earnings Per Share	$0.27	$0.16	68.8%

GAAP RECONCILIATION

ADJUSTED DILUTED EARNINGS PER SHARE

(in thousands, except share and per share data)

	Year Ended February 28,		Change
	2014	2013
GAAP: Net Income	$4,393	$1,478	197.2%
Income tax adjustment to Statutory Rate of 37%	198	278
Equity Compensation Expense	416	415
Impairment and Restructuring	495	1,668
Net gain on derivative fair value	(705)	-
Non-GAAP, adjusted Net Income	$4,797	$3,839	25.0%

Non-GAAP, adjusted Diluted Earnings Per Share	$0.75	$0.62	21.0%